Contact:
Randall H. Brown, Executive Vice President, CFO, Treasurer and Secretary
Education Realty Trust, Inc.
901-259-2500   rbrown@edrtrust.com
Susan Jennings, Public Relations,
Education Realty Trust, Inc.
901-259-2506   sjennings@edrtrust.com

EDUCATION REALTY TRUST ANNOUNCES CLOSING OF ITS COMMON STOCK OFFERING AND EXERCISE OF OVERALLOTMENT OPTION

MEMPHIS, Tenn., November 8, 2011 — Education Realty Trust, Inc. (NYSE: EDR) today announced that it has closed its underwritten public offering of 14,375,000 shares of its common stock, including 1,875,000 shares purchased by the underwriters pursuant to an overallotment option.  The Company received approximately $124.4 million in net proceeds from the offering after deducting the underwriting discount and other estimated offering expenses. BofA Merrill Lynch and KeyBanc Capital Markets served jointly as book-running managers for the offering.  Morgan Keegan, PNC Capital Markets LLC and RBC Capital Markets served as lead managers for the offering, and Baird and Keefe, Bruyette & Woods served as co-managers.

To obtain a copy of the prospectus and the final prospectus supplement for this offering, please contact: BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or email dg.prospectus_requests@baml.com; or KeyBanc Capital Markets, Attention: Prospectus Delivery Department, 127 Public Square, 6th Floor, Cleveland, OH 44114.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Education Realty Trust

Education Realty Trust, Inc. (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EDR is a self-administered and self-managed real estate investment trust that currently owns or manages 58 communities in 23 states with more than 33,600 beds.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based upon current expectations. You should not rely upon our forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and are described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.